                             Exhibit 10.1
RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (“Agreement”) is made by and between Frank T. “Chip” Webster (“Mr. Webster”) and Adams Resources & Energy, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Mr. Webster entered into that certain Employment Agreement dated May 12, 2004 (as amended on May 18, 2005, May 19, 2006, March 1, 2007, December 17, 2007, September 20, 2008, December 23, 2008, December 8, 2009, December 6, 2010, September 22, 2012, and December 5, 2013, the “Employment Agreement”); and

WHEREAS, Mr. Webster expressed to the Company and its Board of Directors (the “Board”) his desire to retire from his positions as President, Chief Executive Officer and Chief Operating Officer of the Company; and

WHEREAS, the Board has authorized a succession plan whereby Mr. Webster will resign as an employee of the Company; and

WHEREAS, the parties mutually desire to arrange for Mr. Webster’s retirement from employment with the Company and its subsidiaries under certain terms set forth herein; and

WHEREAS, in recognition of Mr. Webster’s dedicated service to the Company, the Board deems it to be in the best interest of the Company that Mr. Webster continue to provide leadership to the Company and accordingly desires that Mr. Webster remain in his position as a member of the Board until at least the 2015 annual meeting of the stockholders of the Company (the “Annual Meeting”); and

WHEREAS, the parties mutually desire to provide a smooth transition between Mr. Webster’s retirement from employment with the Company to his continued role as a member of the Board; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Webster and the Company hereby mutually agree as follows:

1. Employment Agreement Terminated.  Mr. Webster and the Company hereby agree to terminate the Employment Agreement, and that this Agreement will replace, extinguish and supersede the Employment Agreement except where otherwise stated herein.

2. Separation and Retirement.  Effective as of March 2, 2015 (the “Retirement Date”), Mr. Webster acknowledges and agrees to resign as an employee of the Company, but agrees to remain in his position as a member of the Board until at least the Annual Meeting.  Mr. Webster agrees to take any and all further acts necessary to accomplish such resignation.  Mr. Webster acknowledges and agrees that on or by the next regularly scheduled payday after the Retirement Date, the Company shall pay Mr. Webster all wages; accrued, unused vacation pay (if any); unpaid expense reimbursements due to Mr. Webster (if any); and any other compensation due to Mr. Webster for his work completed through the Retirement Date.

3. Retirement Payment.  Mr. Webster has been offered and agrees to accept from the Company retirement pay in the total gross amount of ONE MILLION ONE HUNDRED SIXTY-SEVEN THOUSAND ONE HUNDRED TWENTY AND 95/00 ($1,167,120.95), less all applicable withholdings (the “Retirement Payment”).  The Retirement Payment shall be paid to Mr. Webster within fourteen (14) days after receipt by the Company of the Release Agreement (as defined in Paragraph 5 below) signed by Mr. Webster.  Mr. Webster understands and agrees that the Retirement Payment is in consideration for Mr. Webster’s release and other promises set forth in this Agreement and is not otherwise due to Mr. Webster.

4. Cessation of Benefits.  Mr. Webster acknowledges and agrees that his right to participate in the Company’s benefits plans or programs will cease effective on the Retirement Date.  Mr. Webster may be eligible for continuation of medical and dental coverage as provided for in the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).  Mr. Webster understands that continued health insurance coverage, if any, will be at Mr. Webster’s expense, and requires timely and proper completion of the application form received from the administrative services provider.

5. Release of all Claims.  As consideration for the performance of the obligations of the Company under this Agreement, including the Retirement Payment, Mr. Webster agrees to execute a release in the form attached hereto as Exhibit A discharging the Company, its parent, predecessor, successor, subsidiaries, and affiliate companies, past and present, as well as its respective employees, officers, directors, members, trustees, owners, investors, stockholders, agents, attorneys, insurers, fiduciaries of employee benefit plans, representatives, assigns, and successors, past and present, and each of them from any and all claims, liabilities, demands, and causes of action arising on or after the date this Agreement is executed (the “Release Agreement”).

6. Confidential Information.  Mr. Webster hereby acknowledges that in connection with his employment by the Company and his service as a member of the Board he will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or complied by Mr. Webster or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates.  Mr. Webster further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company.  For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company or its direct or indirect subsidiaries relating to the business affairs of the Company or its direct or indirect subsidiaries or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or its direct or indirect subsidiaries, whether oral or in written form.  Mr. Webster agrees that all Confidential Information is and will remain the property of the Company. Mr. Webster further agrees that, except for disclosures occurring in the good faith performance of his duties for the Company, Mr. Webster will hold in the strictest confidence all Confidential Information, and will not, for a period ending five (5) years after the Retirement Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company or its authorized executives, to use or otherwise gain access to any Confidential Information.  Mr. Webster will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Mr. Webster or his agent or other representative or that becomes available to Mr. Webster on a non-confidential basis from a source other than the Company.  Further, Mr. Webster will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, Mr. Webster promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

7. Return of Company Property.  Mr. Webster agrees that, to aid in his smooth retirement after the Retirement Date, upon request of the Company he will return to the Company all property (including property purchased or paid for by the Company in Mr.  Webster’s possession, custody or control) which belongs to the Company, including any keys, access cards, computers, pagers, or other equipment and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not); provided that Mr. Webster shall not be required to return his cell phone.  Notwithstanding anything to the contrary in this Section 7, for a period of three months from the Retirement Date, Mr. Webster shall continue to have access to and use of his office, computer, other Company equipment, and parking spot.

8. No Admission.  Mr. Webster understands and agrees that this Agreement is not and shall not be deemed or construed to be an admission by the Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature, all of which the Company expressly denies.  This Agreement is made simply to memorialize and facilitate Mr. Webster’s retirement from the Company.

9. Entire Agreement.  Mr. Webster has carefully read and fully understands all of the terms of this Agreement.  Mr. Webster agrees that this Agreement together with the Release Agreement referenced herein, embodies the entire understanding of the parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements specifically including, but not limited to the Employment Agreement or understandings between them regarding the subject matter hereof.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Paragraph 9.

10. Assignment; Successors; Binding Agreement.  This Agreement may not be assigned by any party, whether by operation of law or otherwise, without the prior written consent of the other parties, except that any obligation of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.  The Company will obtain from any successor or other person or entity acquiring a majority of the Company’s assets or units a written agreement to perform all terms of this Agreement.

11. Representations; Modifications; Severability. Mr. Webster acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Agreement.  This Agreement cannot be modified except in writing and signed by both parties.  If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be severed from and shall have no effect upon the remaining portions of the Agreement.  The Company may assign its rights and obligations under this Agreement.

12. Applicable Law.  This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws.  The parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas.

13. Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

15. Headings.  The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

16. Construction.  As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

17. Capacity; No Conflicts.  Mr. Webster represents and warrants to the Company that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (c) this Agreement is his valid and binding obligation, enforceable in accordance with its terms.

Agreed to and executed on this 26th day of February, 2015.

By: /s/ Frank T. “Chip” Webster
Frank T. “Chip” Webster

Agreed to and executed on this 26th day of February, 2015.

Adams Resources & Energy, Inc.

By: /s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is made by and between Frank T. “Chip” Webster (“Mr. Webster”) and Adams Resources & Energy, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Retirement and Transition Agreement dated February 26, 2015 (the “Retirement Agreement”).

WHEREAS, Mr. Webster and the Company previously entered into the Retirement Agreement, which provides that upon Mr. Webster to timely execution of this Release Agreement, the Company would pay Mr. Webster the Retirement Payment; and

WHEREAS, in accordance with Mr. Webster’s obligation to enter into the Release Agreement in exchange for payment of the Retirement Payment, the Company and Mr. Webster hereby enter into this Release Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties set forth in this Release Agreement and the Retirement Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Release of Claims. In consideration for the Retirement Payment, as well as the other promises set forth in this Agreement, Mr. Webster, on behalf of himself and each of his descendants, ancestors, dependents, heirs, executors, administrators, representatives and assigns, voluntarily and knowingly waives, releases, and discharges the Company, its parent, predecessor, successor, subsidiaries, and affiliate companies, past and present, as well as its respective employees, officers, directors, members, trustees, owners, investors, stockholders, agents, attorneys, insurers, fiduciaries of employee benefit plans, representatives, assigns, and successors, past and present, and each of them (collectively, the “Released Parties”) from all claims, liabilities, demands, damages, obligations, grievances, and causes of action, known or unknown, fixed or contingent, which Mr. Webster may have or claim to have against any of them as a result of Mr. Webster’s employment and/or retirement from employment and/or as a result of any other matter arising through the date of Mr. Webster’s signature on this Release Agreement.  Mr. Webster agrees not to file a lawsuit to assert any such released claims.  Mr. Webster hereby represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or the other Released Parties, and Mr. Webster agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim, lawsuit or proceeding filed by any person or entity pertaining to Mr.  Webster’s employment or retirement from employment with the Company.  This waiver, release and discharge includes, but is not limited to:

a.
claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Age Discrimination in Employment Act of 1967 as amended, including the Older Workers’ Benefit Protection Act of 1990; the Occupational Health and Safety Act; the Texas Labor Code; the National Labor Relations Act; Section 1981 of the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act; the Fair Labor Standards Act; the Family and Medical Leave Act (FMLA) of 1993; the Genetic Information Nondiscrimination Act; the Sarbanes Oxley Act of 2002; Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the Health Insurance and Portability Accountability Act of 1996 (HIPAA); and the Worker Adjustment and Retraining Notification (WARN) Act of 1988;

b.
claims for breach of oral or written express or implied contract or promissory estoppel or quantum meruit, including any employment-related offer or agreement and including any claims for breach of the implied duty of good faith and fair dealing;

c.
claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims);

d.	claims arising from his retirement and separation from employment, including, without limitation, public policy or retaliation claims under statute or common law;

e.	claims for wages, commissions, bonuses, equity or other incentive programs, or any other form of compensation other than any pending workers’ compensation benefits claim; or

f.	claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act of 1974.

NOTHING IN THIS AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED AS A WAIVER, RELEASE OR DISCHARGE OF, OR AS AN ATTEMPT TO WAIVE, RELEASE OR DISCHARGE, (I) ANY RIGHT OR CLAIM FOR RIGHTS UNDER THIS RELEASE AGREEMENT, OR (II) ANY RIGHT OR CLAIM WHICH IS NOT WAIVABLE AS A MATTER OF LAW OR ANY CLAIM ARISING AFTER THE DATE OF MR. WEBSTER’S SIGNATURE ON THIS AGREEMENT.

2. Administrative Complaint.  Nothing in this Release Agreement shall be construed to restrict or prevent Mr. Webster from, or impose any conditions precedent to or penalty for, filing a charge or complaint, including a challenge to the validity of this Release Agreement, with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB) or comparable federal, state or local agency, or from participating in an investigation or proceeding conducted by the EEOC, NLRB or comparable federal, state or local agency.  However, Mr. Webster understands and agrees that even if a charge is filed by Mr. Webster or on his behalf with the EEOC, NLRB or a comparable federal, state or local agency, Mr. Webster waives any right to damages or payment of any money or other relief personal to Mr. Webster relating to any event which occurred prior to his execution of this Release Agreement.

3. Release of Age Discrimination Claims.  Mr. Webster understands and agrees that, by signing this Agreement, Mr. Webster is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act (OWBPA), which have arisen on or before the date of Mr. Webster’s signature on this Release Agreement.  Mr. Webster represents that the statutory requirements for a waiver of his rights under the ADEA and the OWBPA have been satisfied.  Specifically, Mr. Webster acknowledges that:

a.	This Release Agreement is written in a manner calculated to be understood by Mr. Webster and that he in fact understands the terms, conditions and effect of this Release Agreement.

b.	This Release Agreement refers to rights or claims arising under the ADEA and OWBPA.

c.	Mr. Webster does not waive rights or claims that may arise after the date this Release Agreement is executed.

d.	Mr. Webster waives his rights or claims only in exchange for consideration in addition to anything of value to which Mr. Webster is already entitled.

e.
Mr. Webster is hereby advised in writing by this Release Agreement that he has a right and is encouraged to consult with an attorney before signing this Release Agreement, and acknowledges that he has done so to the extent he so desires.

f.
Mr. Webster has twenty-one (21) days in which to consider this Release Agreement before accepting it, but he need not take that long if he does not wish to do so; any decision to sign this Release Agreement before the twenty-one (21) days have expired has been made voluntarily and not because of any fraud or coercion or improper conduct by the Company; if the Release Agreement is not signed by Mr. Webster within the twenty-one (21) day period, it is automatically revoked and is null and void; and

g.
This Release Agreement may be revoked by Mr. Webster within seven (7) calendar days of his execution of the Release Agreement by giving immediate written notice to Richard B. Abshire, Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027, RickA@adamsresources.com.  This Release Agreement shall not become final and enforceable and the Retirement Payment shall not be made to Mr. Webster until such seven (7) day period has expired.

4. No Release of Certain Rights.  Notwithstanding anything to the contrary in this Release Agreement, Mr. Webster does not release and expressly retains (a) all right to indemnity, contribution, and a defense, and directors and officers and other liability coverage that Mr. Webster may have under any statute, the bylaws of the Company or by any other agreement, (b) the right to receive the Retirement Payment, and (c) the right to any unpaid business expenses.

5. No Admission.  Mr. Webster understands this Release Agreement is not and shall not be deemed or construed to be an admission by the Company of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature.

6. Entire Agreement.  Mr. Webster has carefully read and fully understands all of the terms of this Release Agreement.  Mr. Webster agrees that this Release Agreement together with the Retirement Agreement, set forth the entire agreement of the parties hereto and, except as provided in Paragraph 9 of the Retirement Agreement, supersedes, cancels, voids and renders of no further force and effect any and all other agreements, communications, representations, promises, covenants, communications and arrangements, whether oral or written, between the Company and its subsidiaries, affiliates, or related entities, on the one hand, and Mr. Webster on the other hand, that may have been executed or made prior to the date of this Release Agreement and which also may address the subject matters contained herein.

7. Representations; Modifications; Severability. Mr. Webster acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Release Agreement.  This Release Agreement cannot be modified except in writing and signed by both parties.  If any provision of this Release Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Release Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Release Agreement are declared to be severable.

8.           Applicable Law.  This Release Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws.  The parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas.

Agreed to and executed on this 26th day of February, 2015.

By: /s/ Frank T. “Chip” Webster
Frank T. “Chip” Webster

Agreed to and executed on this 26th day of February, 2015.

Adams Resources & Energy, Inc.

By: /s/ Richard B. Abshire
Richard B. Abshire